Exhibit 3.3

ARTICLES OF CONVERSION

converting

HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

(a Maryland corporation)

to

HA SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.

(a Delaware corporation)

THIS IS TO CERTIFY THAT:

FIRST: Hannon Armstrong Sustainable Infrastructure Capital, Inc. (the “Converting Corporation”) is a Maryland corporation formed by the filing of Articles of Incorporation with the State Department of Assessments and Taxation of Maryland (the “SDAT”) on November 7, 2012, and, by virtue of these Articles of Conversion, is converting (the “Conversion”) to HA Sustainable Infrastructure Capital, Inc., a Delaware corporation (the “Converted Corporation”), on the terms and conditions set forth herein.

SECOND: Upon the completion of the Conversion in accordance with the Maryland General Corporation Law (the “MGCL”) and the Delaware General Corporation Law (the “DGCL”) and at the Effective Time, the Converted Corporation shall, for all purposes of the laws of the State of Maryland and the State of Delaware, continue as the same entity as the Converting Corporation, and the Conversion will have the effects set forth herein and in the MGCL and the DGCL. Upon completion of the Conversion and at the Effective Time (as defined below):

(a) Each share of common stock, par value $0.01 per share, of the Converting Corporation (the “Common Stock”), issued and outstanding immediately before the Effective Time shall, without any action on the part of any stockholder of the Converting Corporation, be automatically converted into and exchanged for one share of common stock, par value $0.01 per share, of the Converted Corporation; and

(b) No shares of stock of the Converting Corporation of any class or series other than the Common Stock are issued or outstanding.

THIRD: The terms and conditions of the Conversion were advised, authorized and approved by the Converting Corporation in the manner and by the vote required by the laws of the State of Maryland and the charter and Amended and Restated Bylaws of the Converting Corporation. The Conversion has been approved in accordance with the provisions of Subtitle 9 of the MGCL.

FOURTH: The address of the principal office of the Converted Corporation in the State of Delaware is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware 19808.

FIFTH: The name and address of the resident agent of the Converted Corporation in the State of Maryland is CSC-Lawyers Incorporation Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202.

SIXTH: The Articles of Conversion shall become effective at 11:59 P.M. on July 2, 2024 (the “Effective Time”).

SEVENTH: The undersigned acknowledges these Articles of Conversion to be the act and deed of the Converting Corporation and, further, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts relating to the Converting Corporation are true in all material respects and that this statement is made under the penalties of perjury.

[signatures on next page]

IN WITNESS WHEREOF, these Articles of Conversion have been duly executed and attested on behalf of the Converting Corporation as of the 1st day of July, 2024.

ATTEST:		HANNON ARMSTRONG SUSTAINABLE INFRASTRUCTURE CAPITAL, INC.,
a Maryland corporation

/s/ Steven L. Chuslo		By:	/s/ Jeffrey A. Lipson
Name:	Steven L. Chuslo	Name:	Jeffrey A. Lipson
Title:	Chief Legal Officer, Secretary	Title:	Chief Executive Officer and President
and Executive Vice President

[Signature Page to Articles of Conversion]